Exhibit 10.12

EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (“Agreement”) is made effective as [___], between Alliance HealthCare Services, Inc., a Delaware corporation (the “Company”), and [___], an executive of the Company (“Executive”), with reference to the following facts:
A.     The Company desires the benefits of having Executive serve as an executive of the Company secure in the knowledge that certain severance benefits will be paid or provided to Executive in the event of Executive’s termination from the Company “Without Cause,” or a resignation by the Executive for “Good Reason,” as such terms are defined below and subject to the terms of this Agreement.
B.     The parties believe it appropriate to memorialize the Company’s severance obligations to Executive, as set forth below.
NOW, THEREFORE, in consideration of good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1.     Severance Protection. Effective as of the date of this Agreement and provided that the Executive satisfies the conditions described in this Agreement, the Company agrees that should Executive’s employment subsequently be terminated by the Company “Without Cause” (as defined in Section 4 below) or resignation by the Executive for “Good Reason” (as defined in Section 5 below), the Company shall pay Executive severance pay equal to eighteen (18) months of Executive’s then-current annual base salary (such time period shall be referred to herein as the “Salary Continuation Period”), payable on a bi-weekly basis. In such event, the Company shall also pay Executive an amount equal to 100% of Executive’s then current annual target incentive bonus (“Target Bonus”) for each year (or portion thereof) of the Salary Continuation Period. Irrespective of any claim or potential claim Executive may have under any plan document or other agreement, Executive agrees that he/she expressly waives any and all rights to any Target Bonus they may have been eligible to receive for the months prior to the Date of Termination. For example, if the Executive’s Target Bonus for the year in which the date of Executive’s termination of employment with the Company (“Date of Termination”) occurred is determined to be equal to $100,000 and the Salary Continuation Period is eighteen (18) months in length, and the Executive’s Date of Termination is June 30th, the Company shall pay Executive a total Target Bonus payment of $150,000. The Target Bonus payment shall be payable by the Company on a bi-weekly basis during the Salary Continuation Period. Except as otherwise provided in Section 3(d) below, the payments provided under this Section 1 shall commence within sixty (60) days of Executive’s termination of employment.
2.     Other Severance Benefits. Upon termination of Executive’s employment entitling Executive to severance payments as set forth in Section 1 above, the Company shall also: (i) pay Executive a bi-weekly amount equal to the Company’s employer coverage expense for Executive’s (and Executive’s dependents’, where applicable) group health (medical, dental and vision, where applicable) coverage as of (“Separation Date”), payable during the Salary Continuation Period for use by Executive in paying the post-employment premium cost of life, short-term disability and long-term disability insurance benefits (whether converted to an individual plan from the Company’s group coverage for such benefits or otherwise purchased in the private market) or as Executive otherwise deems appropriate, in Executive’s sole discretion; and (ii) the Company shall reimburse Executive’s actual costs up to $35,000 for an outplacement firm of the company’s choosing related to Executive’s search for new employment. Executive must begin Executive’s participation with such outplacement firm no later than sixty (60) days following Executive’s Separation Date, to conclude at the

Exhibit 10.12

end of the Salary Continuation Period or at such time that Executive secures other employment or self-employment, whichever is earlier. In addition, fees for outplacement services will be paid directly to the applicable agency by the Company. All outplacement services and expenses must be reviewed and approved by the Company prior to payment.
3.     Conditions of Payment. In order to become eligible to receive the payments and benefits described above and to continue to be eligible to receive such payments during the Salary Continuation Period, Executive must satisfy the conditions of this Agreement, including the provisions set forth in this Section 3.
(a)     General. The payment of all severance amounts hereunder shall be less applicable withholding and shall be treated by the Company and Executive as severance/liquidated damages to compensate Executive for any and all claims or damages incurred by Executive of any kind or nature whatsoever, including but not limited to, contractual, compensatory and punitive damages arising out of or relating to the termination or end of Executive’s employment with the Company. In addition, in exchange for and as a further condition precedent to receiving such potential severance pay/liquidated damages, Executive agrees that within twenty one (21) days of the termination or end of Executive’s employment with the Company Without Cause or for Good Reason, Executive must sign (and then not revoke) a release of any and all claims that Executive has or may have against the Company and its past and then current officers, directors and employees relating to or arising out of Executive’s employment (or termination of employment) with the Company (under this Agreement or otherwise), in a form prescribed by the Company. Executive further acknowledges and agrees that the potential severance pay and benefits referenced above shall not be available to Executive should Executive resign employment with the Company for any reason other than for Good Reason, or should Executive be terminated by the Company for Just Cause.
(b)    Non-competition. Executive agrees that no Competition Event (as defined below) shall occur prior to the date on which Executive ceases to receive payments and benefits pursuant to this Agreement. For purposes of this Agreement, a “Competition Event” shall occur if Executive directly or indirectly (i) engages in any imaging, radiation therapy or any other business that becomes material to the Company’s business during Executive’s employment by the Company (the “Company Business”) within the United States that is the same or substantially similar to or competitive with any service provided by the Company; (ii) competes or participates as an agent, employee, officer, director, consultant, advisor, representative or otherwise in any enterprise engaged in a business which has any operations engaged in the Company Business within the United States that is the same or substantially similar to or competitive with any service provided by the Company; or (iii) competes or participates as a stockholder, partner or joint venturer, or has any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the United States that is the same or substantially similar to or competitive with any service provided by the Company. Should a Competition Event occur before or during the Salary Continuation Period, as defined in Section 1, above, the Company’s obligations under Sections 1 and 2 shall cease as of the date of the Competition Event. Notwithstanding the foregoing, Executive shall be required to comply with the requirements of Section 3, above, as long as the Company has paid Executive the equivalent of one month’s base salary at the then-current rate as of Executive’s Separation Date.
(c)     Non-solicitation. Executive agrees that, following the termination of Executive’s employment relationship with the Company for any reason, Executive will not (a) disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with its employees, disrupting

Exhibit 10.12

its relationships with customers, consultants, agents, representatives or vendors or otherwise, through unfair, unlawful or fraudulent means, or (b) recruit, entice, induce or encourage any of the Company’s employees, consultants, independent contractors or any third party to engage in any activity which, were it done by Executive, would violate any provision of this Agreement. In particular, without limiting the generality of the foregoing, Executive shall not at any time during the Salary Continuation Period, either directly or indirectly, as an employee, employer, consultant, partner, officer, director, shareholder, member, manager, agent or principal or in any other individual or representative capacity (i) induce or influence any person who is engaged by the Company as an employee, agent, associate, independent contractor or in any other capacity to terminate his or her employment or engagement with the Company; (ii) solicit, induce, attempt to solicit or induce, or cause anyone to solicit induce, attempt to solicit or induce, for any reason, any customer or client of the Company to terminate its relationship with it or modify its relationship with it in a way that would negatively affect the Company, including, but not limited to, diverting any business or income from it or any of its affiliates, through unfair, unlawful or fraudulent means.
For purposes of Sections 3(b) and 3(c), the term “Company” shall include Alliance Imaging, Inc., its subsidiaries and/or its affiliates.
(d)    Section 409A.
(i)    Section 409A Compliance. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be compliant with Section 409A. If the Company shall determine that any provision of this Agreement does not comply with the requirements of Section 409A, the Company shall amend the Agreement to the extent necessary (including retroactively) in order to comply with Section 409A (which amendment shall not reduce the amounts payable to Executive under this Agreement). The Company shall also have the discretionary authority to take such other actions to correct any failures to comply in operation with the requirements of Section 409A. Such authority shall include the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement (but not the amounts payable to Executive under this Agreement) if the Company determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A.
(ii)     Separation from Service. Notwithstanding anything in this Agreement to the contrary, no termination benefits deemed deferred compensation subject to Section 409A of the Code, shall be payable pursuant to this Agreement unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”) and, except as provided under Section 3(d)(ii) of this Agreement, any such termination benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(iii)     Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and Executive is not

Exhibit 10.12

“disabled” within the meaning of Section 409A(a)(2)(C), to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 3 d)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iv)     Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)     Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
4.     Termination Without Cause; Termination for Just Cause. For purposes of this Agreement, termination “Without Cause” shall mean any termination of Executive’s employment by the Company for any reason other than a “Termination for Just Cause”, which shall include, but not be limited to, the following:

(a)
Executive is convicted of, or pleads guilty or no contest to any crime that constitutes a felony, or any misdemeanor that involves the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities, or a conspiracy to commit any of these offenses, or substantially equivalent activity;

(b)	Executive commits any act of theft, dishonesty, fraud or embezzlement;

(c)
Executive fails to perform Executive’s duties to the reasonable satisfaction of the Company or to carry out instructions by the executive officers or the Board of Directors of the Company, or breaches Company policies or procedures. Unless the Company, in its sole discretion, determines that such a failure or breach is incurable, such failure or breach will only constitute grounds for Termination for Just Cause if such failure or breach is not cured by Executive to the satisfaction of the Company within 15 business days after the Company gives Executive written notice identifying the manner in which the Company believes that Executive failed to perform or breached;

(d)	Executive, in the reasonable judgment of the Company, causes the reputation and goodwill of the Company to suffer substantial damage, or subjects the Company to legal harm; or

(e)	Executive, in the reasonable judgment of the Company, engages in conduct disloyal to the Company and/or breaches Executive’s fiduciary duties to the Company.

Exhibit 10.12

Executive acknowledges that nothing herein is intended to modify, alter, abridge, or in any way impact the at-will nature of the employment relationship between Executive and the Company.

5.     Resignation for Good Reason. For purposes of this Agreement, resignation by Executive for “Good Reason” shall mean resignation only for the following events that occurs without the Executive’s written consent: (a) the Company materially reduces Executive’s base salary, (b) the assignment to the Executive of any duties which diminish in any material respect the Executive’s position with the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities, (c) any material failure by the Company to comply with any of the provisions of any employment agreement between Executive and the Company, which is not remedied within 30 days after written notice thereof from the Executive, (d) if Executive is not based in Alliance’s Resource Center in Southern California, and the Company requires Executive to materially change the location of Executive’s principal office to a facility or a location more than sixty (60) miles from Executive’s then-current residence, (e) if Executive’s principal office is located in Alliance’s Resource Center in Southern California, and the Company moves Alliance’s Resource Center more than sixty (60) miles from the then present office location, (f) Company or any of its affiliates has completed an acquisition transaction which results in the legal, beneficial or equitable ownership transfer of at least a majority of the aggregate of all voting equity interests. The Company and Executive further agree that for a resignation to constitute a resignation by Executive for “Good Reason”, Executive must provide written notice to the Company of Executive’s intent to resign within thirty (30) days of one of the triggering events outlined in this Section 5.
6.    Excess Parachute Payments.
(a)     Excise Tax. Generally, it is the intention of the Company and Executive that Executive receives the full benefits available under this Agreement in the event of a termination Without Cause, or a resignation by Executive for Good Reason. In the event that:
(i)     all or any portion of any payment or benefit provided by the Company pursuant to this Agreement (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax (such tax, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and
(ii)     the aggregate present value of Executive’s “parachute payments” as defined in Section 280G(b)(2) of the Code and as determined in accordance with the requirements of Section 280G of the Code and the regulations promulgated thereunder (“280G Parachute Value”) exceeds 110% of Executive’s “280G Parachute Limit” (such limit is equal to three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code)), then the Payments shall be reduced such that the 280G Parachute Value that Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code.
(b)     Determination. The amount of the Excise Tax, or whether a reduction of Payments is required pursuant to Section 6(a), and the amount of such Payment reduction, if any, shall be determined by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably

Exhibit 10.12

acceptable to the Executive. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all fees and expenses that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make its determination under this Section. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) days after the date on which the release described in Section 3(a) above becomes effective.
7.     Equitable Remedies. Executive acknowledges that irreparable damage would occur in the event of Executive’s breach of the provisions of this Agreement. It is accordingly agreed that, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Moreover, Executive agrees that, in addition to any other remedies available to the Company by operation of law or otherwise, if Executive breaches of any of the obligations contained in Section 3, Executive shall: (i) forfeit at the time of the breach the right to any additional severance package pay and benefits, and (ii) be required to refund to the Company the amount of any and all such severance package pay and benefits already paid to or on behalf of Executive by the Company following the initial breach, if any, notwithstanding any provisions of this Agreement or such plans or programs to the contrary.
8.     Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.
9.     Attorneys’ Fees. The prevailing party in any action to enforce this Agreement shall be entitled to receive reasonable attorneys’ fees and costs.
10.     Severability. Should any provision of this Agreement or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.
    11.     Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
12.     Choice of Law and Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California. Any legal proceedings arising under this Agreement shall be commenced and maintained only in the Superior Court of the State of California for the County of Orange or the Southern Division of the United States District Court for the Central District of California.
13.     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior or contemporaneous written or oral agreements concerning such subject matter. In addition, the terms of this Agreement shall control, supersede and be in lieu of the terms of the Alliance Severance Benefits Plan for employees generally, as it may be instituted, modified or terminated from time to time by the Company.

Exhibit 10.12

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.
ALLIANCE HEALTHCARE SERVICES INC., a Delaware corporation
By: ____________________________________
Name: Larry C. Buckelew
Its: Chairman and Chief Executive Officer

EXECUTIVE

By: ____________________________________
Name: [____]